CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Currency-Linked Notes due 2015	$6,300,000	$721.98

April 2012 Pricing Supplement No. 156 Registration Statement No. 333-178081 Dated April 20, 2012 Filed pursuant to Rule 424(b)(2)

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies
Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of an equally-weighted basket of three currencies relative to the euro.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	April 20, 2012
Original issue date:	April 25, 2012 (3 business days after the pricing date)
Maturity date:	April 24, 2015
Aggregate principal amount:	$6,300,000
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Canadian dollar (“CAD”)	33.333%	1.30885	Bloomberg: WMCO3 (mid)
	Mexican peso (“MXN”)	33.333%	17.3244	Bloomberg: WMCO3 (mid)
	U. S. dollar (“USD”)	33.333%	1.32080	Bloomberg: WMCO3 (mid)
Payment at maturity:	•	If the basket performance is positive, which means the basket of currencies has strengthened relative to the euro:
$1,000 + supplemental redemption amount
	•	If the basket performance is zero or negative, which means the basket of currencies has remained unchanged or weakened relative to the euro:
$1,000

The payment at maturity will not be less than $1,000 per note and due to the formula used to calculate the currency performance, the maximum payment per note at maturity will not be greater than $2,500.

Supplemental redemption amount:	$1,000 x basket performance x participation rate, provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Participation rate:	150%
Currency performance:
With respect to each basket currency:    1 - (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work?” and “Hypothetical Payouts on the Notes at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date as specified under “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency: the rate for conversion of units of such basket currency into one euro, as determined by reference to the applicable reference source described herein.
Valuation date:	April 21, 2015, subject to adjustment for certain non-currency business days.
CUSIP / ISIN:	617482SL9 / US617482SL94
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$1,000	$20	$980
Total	$6,300,000	$126,000	$6,174,000
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each note they sell.  Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of CAD, MXN and USD is expressed as the number of units of that currency per euro.  As a result, a decrease in the exchange rate for one of these currencies means that the relevant basket currency has appreciated / strengthened relative to the euro.  This means that it takes fewer of the relevant basket currency to purchase one (1) euro on the valuation date than it did on the pricing date.

➢        In this example, the Canadian dollar strengthens from the initial exchange rate of 1.3 to the final exchange rate of 1.17, resulting in the currency performance of 1 – (1.17/1.3) = 10%.

Initial Exchange Rate (# CAD / 1 EUR)	Final Exchange Rate (# CAD / 1 EUR)
1.3	1.17

➢        In this example, the Canadian dollar strengthens to the fullest extent possible from the initial exchange rate of 1.3 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the euro), resulting in the currency performance of 1 – (0.0001/1.3) = approximately 99.99%.

Initial Exchange Rate (# CAD / 1 EUR)	Final Exchange Rate (# CAD / 1 EUR)
1.3	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the examples below.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

▪
Conversely, an increase in the exchange rate for CAD, MXN and USD means that the relevant basket currency has depreciated / weakened relative to the euro.  This means that it takes more of the relevant basket currency to purchase one (1) euro on the valuation date than it did on the pricing date.

➢       In this example, the Canadian dollar weakens from the initial exchange rate of 1.3 to the final exchange rate of 1.95, resulting in the currency performance of 1 – (1.95/1.3) = –50%.

Initial Exchange Rate (# CAD / 1 EUR)	Final Exchange Rate (# CAD / 1 EUR)
1.3	1.95

➢        In this example, the Canadian dollar is severely devalued and weakens from the initial exchange rate of 1.3 to the final exchange rate of 10.4, resulting in the currency performance of 1 – (10.4/1.3) = -700%.

Initial Exchange Rate (# CAD / 1 EUR)	Final Exchange Rate (# CAD / 1 EUR)
1.3	10.4

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if two of the basket currencies were to appreciate significantly relative to the euro, that positive performance could be more than offset by a severe depreciation of the third basket currency so that the supplemental redemption amount is zero and you receive only the stated principal amount of $1,000 for each note you hold at maturity.

Actual initial exchange rates vary from, and final exchange rates will vary from, those used in the examples above.

April 2012	Page 2

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket as a whole has appreciated relative to the euro on the valuation date.  The notes are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 20, 2012	April 25, 2012 (3 business days after the pricing date)	April 24, 2015

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,300,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Canadian dollar (“CAD”)	33.333%	1.30885	Bloomberg: WMCO3 (mid)
	Mexican peso (“MXN”)	33.333%	17.3244	Bloomberg: WMCO3 (mid)
	U.S. dollar (“USD”)	33.333%	1.32080	Bloomberg: WMCO3 (mid)
Payment at maturity:	•	If the basket performance is positive, which means the basket of currencies has strengthened relative to the euro:
$1,000 + supplemental redemption amount
	•	If the basket performance is zero or negative, which means the basket of currencies has remained unchanged or weakened relative to the euro:
$1,000

The payment at maturity will not be less than $1,000 per note and due to the formula used to calculate the currency performance, the maximum payment per note at maturity will not be greater than $2,500.

Supplemental redemption amount:	$1,000 x basket performance x participation rate
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.

A weakening of one or more basket currencies relative to the euro will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero, in which case you will receive at maturity the stated principal amount of $1,000 per note.

Please see “Hypothetical Payouts on the Notes at Maturity” beginning on page 9 for full examples of how to calculate the basket performance at maturity.
Participation rate:	150%
Currency performance:
With respect to each basket currency:
1 - (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work?” and “Hypothetical Payouts on the Notes at Maturity –– Example 2.”

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date as specified under “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Risk factors:	Please see “Risk Factors” beginning on page 11.

April 2012	Page 3

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

Exchange rate:	With respect to each basket currency: the rate for conversion of units of such basket currency into one euro, as determined by reference to the applicable reference source described herein, provided that if (i) no such rate is displayed on the applicable reference source for such day for such basket currency or (ii) the calculation agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of such basket currency into euro determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for such basket currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such basket currency into euro determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such basket currency shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.

Quotes of MS & Co. or the calculation agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If any basket currency or the euro is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the exchange rate of such basket currency or each basket currency, as applicable, (or make such adjustment to the initial exchange rate of such basket currency) on the valuation date, in accordance with legal requirements and market practice.

Reference source:	With respect to each basket currency: Bloomberg: WMCO3 (mid)
Valuation date:
April 21, 2015, provided that if such date is not a currency business day with respect to any basket currency, the valuation date solely with respect to such basket currency will be the immediately preceding currency business day with respect to such basket currency.

Currency business day:
With respect to the Mexican peso: any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in New York City, Mexico City, Mexico, and London, England;

With respect to the Canadian dollar and the U.S. dollar, any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482SL9
ISIN:	US617482SL94
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 3.7430% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,117.6505 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

April 2012	Page 4

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2012	$6.7582	$6.7582
	July 1, 2012 through December 31, 2012	$18.8415	$25.5997
	January 1, 2013 through June 30, 2013	$19.1941	$44.7938
	July 1, 2013 through December 31, 2013	$19.5533	$64.3471
	January 1, 2014 through June 30, 2014	$19.9193	$84.2664
	July 1, 2014 through December 31, 2014	$20.2920	$104.5584
	January 1, 2015 through the Maturity Date	$13.0921	$117.6505

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have increased the values of the basket currencies relative to the euro on the pricing date, and, therefore, could have increased the values relative to the euro that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts),

April 2012	Page 5

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:	Selected dealers will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of

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Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.
Contact:
Investors may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2012	Page 7

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

How the Notes Work

Payoff Chart

The payoff chart below illustrates the hypothetical payout on the notes at maturity for a range of hypothetical basket performances.  The actual basket performance will be determined on the valuation date as described herein.  The chart is based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	150%

Any payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of the issuer.

Basket Performance	Supplemental Redemption Amount	Payment at Maturity*
100%	$1,500	$2,500
90%	$1,350	$2,350
80%	$1,200	$2,200
70%	$1,050	$2,050
60%	$900	$1,900
50%	$750	$1,750
40%	$600	$1,600
30%	$450	$1,450
20%	$300	$1,300
10%	$150	$1,150
0	$0	$1,000
-10%	$0	$1,000
-20%	$0	$1,000
-30%	$0	$1,000
-40%	$0	$1,000
-50%	$0	$1,000
-60%	$0	$1,000
-70%	$0	$1,000
-80%	$0	$1,000
-90%	$0	$1,000
-100%	$0	$1,000

*  Due to the specific formula used to calculate the currency performance, the maximum payment per note at maturity is the stated principal amount plus $1,500.

April 2012	Page 8

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

Hypothetical Payouts on the Notes at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below and the participation rate of 150%.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following hypothetical examples are provided for illustrative purposes only.  The actual initial exchange rates were determined on the pricing date and are specified above in this document and the final exchange rates will be determined on the valuation date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per euro.

For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the euro and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the euro.

Example 1:  The basket performance is positive and the basket has appreciated relative to the euro.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
CAD	33.333%	1.3	1.17	10%
MXN	33.333%	16.8	15.12	10%
USD	33.333%	1.31	1.179	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Final CAD exchange rate / Initial CAD exchange rate)]  x  33.333%, plus

 [1 – (Final MXN exchange rate / Initial MXN exchange rate)]  x  33.333% plus

[1 – (Final USD exchange rate / Initial USD exchange rate)]  x  33.333%

So, using the hypothetical exchange rates above:

[1 – (1.17 / 1.3)] x 33.333% = 3.3333%, plus
[1 – (15.12 / 16.8)] x 33.333% = 3.3333%, plus
[1 – (1.179 / 1.31)] x 33.333% = 3.3333%

Basket performance	=	10%

Payment at maturity	=	$1,000 + supplemental redemption amount

	=	$1,000 + ($1,000 x basket performance x participation rate)

	=	$1,000 + ($1,000 x 10% x 150%)

	=	$1,150

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the supplemental redemption amount.  The payment at maturity per note will be $1,150, or the stated principal amount of $1,000 plus the supplemental redemption amount of $150.

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Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

Example 2:  The basket performance is less than zero and the basket has depreciated against the euro.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
CAD	33.333%	1.3	0.0001	99.999%
MXN	33.333%	16.8	100.8	-500%
USD	33.333%	1.31	0.0001	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (0.0001 / 1.3)] x 33.333% = 33.333%, plus
[1 – (100.8 / 16.8)] x 33.333% = -166.665%, plus
[1 – (0.0001 / 0.95)] x 33.333% = 33.333%

Basket performance	=	-100%

Payment at maturity	=	$1,000

Because the basket performance is less than zero, the payment at maturity will equal the stated principal amount.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the euro over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the euro of one or more of the other basket currencies.  In this example, even though two of the three basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the severe devaluation of the third basket currency more than offsets the appreciation of the other two basket currencies and the investor receives a payment of only the stated principal amount of $1,000 per note at maturity.

April 2012	Page 10

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The formula for the currency performance will limit the upside potential of the notes and will be disproportionately impacted by the negative performance of any single basket currency.  The basket performance, which will determine the payment at maturity on the notes, will equal the sum of the currency performance for each basket currency multiplied by its weighting.  The currency performance for each basket currency measures the extent to which the exchange rate of the basket currency relative to the euro increases or decreases from the pricing date to the valuation date, expressed as (1 – final exchange rate / initial exchange rate).  Because of the way the currency performance is calculated, the maximum currency performance for each basket currency is effectively 100%.  This means that the maximum currency performance value that any basket currency can contribute to the overall basket performance is 33.333% and that the basket performance will never exceed 100%.

By contrast, the formula for the currency performance does not limit the downside on the currency performance of any basket currency or on the overall basket performance.  Therefore, the negative percentage that can be contributed by any basket currency to the overall basket performance is unlimited.  This means that, if the currency performance of any single basket currency is sufficiently negative, the basket performance may be -100% (or lower) even if each of the other basket currencies has a currency performance equal to the effective maximum of 100%.  In other words, a significantly negative performance by one basket currency can completely cancel out positive performance by the other basket currencies such that the supplemental redemption amount will be zero and you will only receive the stated principal amount of $1,000 for each note you hold at maturity.  See “Hypothetical Payouts on the Notes at Maturity—Example 2” on page 10 of this document.

▪
The formula for the basket performance will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the euro.  The notes do not provide a linear return on the appreciation of the basket currencies relative to the euro.  A linear return would reflect the return that would be achieved by converting a notional amount of euro into the basket currencies at the initial exchange rate and then, on the valuation date, converting the resulting amount of the basket currencies back into euro at the final exchange rate.  Instead, the return on the notes will be determined by reference to the basket performance and currency performance formulas described in this document, which do not reflect a linear return.  Under these formulas, any appreciation of a basket currency relative to the euro will be diminished, as compared to a linear return, while any depreciation of a basket currency relative to the euro will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of a basket currency relative to the euro increases as the currency performance increases, and the magnifying effect on any depreciation of a basket currency relative to the euro increases as the currency performance decreases.  This magnifying effect on any depreciation of a

April 2012	Page 11

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Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

basket currency means that if a basket currency depreciates in value by 50% relative to the euro, the currency performance will be -100%.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

▪
The notes are subject to currency exchange risk.  Fluctuations in the exchange rates between the euro and the basket currencies will affect the value of the notes.  The exchange rates between the basket currencies and the euro are volatile and are the result of numerous factors specific to the relevant countries and the European Union including the supply of, and the demand for, those basket currencies and the euro, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the European Union, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the European Union.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the euro may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the euro may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the euro, one or more of the other basket currencies may weaken relative to the euro or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the euro of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the euro of one or more of the other basket currencies.  As noted above, any negative performance of the basket currencies will have a disproportionate effect on the basket performance compared to any positive performance.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted) in this pricing supplement under “Historical Information” on page 16 below.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the euro will be offset by the weakening of the other basket currencies relative to the euro, based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the notes.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the euro; (ii) interest and yield rates in the U.S. market, the European Union and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the euro or if interest rates rise.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit

April 2012	Page 12

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Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The amount payable on the notes is not linked to the performance of the basket at any time other than the valuation date.  The basket performance will be based on the currency performance of each basket currency, which is in turn based on the exchange rate of such basket currency on the valuation date as compared to the initial exchange rate of such basket currency.  Even if the basket appreciates prior to the valuation date but then drops on the valuation date to so that the basket performance is negative, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the performance of the basket prior to such drop.  Although the actual performance of the basket on the stated maturity date or at other times during the term of the notes may be better than the basket performance on the valuation date, the payment at maturity will be based solely on the basket performance on the valuation date.

▪
Investing in the notes is not equivalent to investing directly in the basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

▪
Consisting partially of an emerging market currency, the basket is subject to an increased risk of significant adverse fluctuations.  The notes are linked to the performance of a basket consisting of three currencies, one of which is an emerging market currency.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket includes the currency of a less developed and less stable economy.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to such basket currency, please see the following description:

Mexican peso:

The exchange rate between the Mexican peso and the euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008 and 2009, the Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.  The Mexican Central Bank announced new foreign exchange intervention tools in October 2008 but suspended the use of these intervention tools by April 2010.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their

April 2012	Page 13

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the euro, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the euro or any other currency that result in a weakening of any of the basket currencies relative to the euro may have a material adverse effect on the value of the notes and the return on an investment in the notes.

In addition, if any of the basket currencies is lawfully eliminated, converted, redenominated or exchanged by the relevant sovereign government during the term of the notes, the calculation agent, in its sole discretion, will determine the exchange rate for the affected currency (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the supplemental redemption amount payable to you, if any.

▪
If the euro ceases to exist, the calculation agent will determine the final exchange rate for each basket currency. In light of recent events affecting European economies, including the sovereign debt crises in Greece, Italy and other countries included in the euro area, it is not certain that the euro will continue to exist on the valuation date.  In the event that the euro is lawfully eliminated or converted into or exchanged for one or more other currencies, the calculation agent, which is an affiliate of ours, will determine the final exchange rate (or make an adjustment to the initial exchange rate) for each basket currency, in its sole discretion.  Although the calculation agent will act in good faith and use its reasonable judgment in making this determination, it may have a conflict of interest in doing so and it will have no obligation to make the determination in the manner that is most, or at all, advantageous to holders of the notes.  If the euro ceases to exist and the calculation agent is required to make this determination, the payment at maturity on the notes may be adversely affected.

▪
Even though currencies trade around-the-clock, the notes will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to

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Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, has determined the initial exchange rate and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the values of one or more of the basket currencies relative to the euro on the pricing date and, as a result, could have increased the values relative to the euro that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

Historical Information
The first graph below sets forth the basket performance for the period from January 1, 2007 through April 20, 2012.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2007 through April 20, 2012.  The related graphs set forth exchange rates of each basket currency relative to the euro for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the euro will be offset by the weakening of other basket currencies relative to the euro, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the euro over the term of the notes so that you will receive a payment in excess of the stated principal amount of the notes.

Historical Basket Performance January 1, 2007 to April 20, 2012

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Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar

CAD (# CAD / 1 EUR)	High	Low	Period End
2007
First Quarter	1.56600	1.51145	1.54110
Second Quarter	1.54975	1.41570	1.44265
Third Quarter	1.46182	1.40982	1.41570
Fourth Quarter	1.49375	1.33987	1.45660
2008
First Quarter	1.61882	1.44817	1.61882
Second Quarter	1.61792	1.53287	1.60945
Third Quarter	1.61670	1.49980	1.50010
Fourth Quarter	1.71810	1.48415	1.70381
2009
First Quarter	1.71365	1.57535	1.66982
Second Quarter	1.66951	1.54355	1.63102
Third Quarter	1.62935	1.52466	1.56577
Fourth Quarter	1.59666	1.49760	1.50847
2010
First Quarter	1.50822	1.35915	1.37151
Second Quarter	1.37056	1.24865	1.30194
Third Quarter	1.40710	1.30650	1.40339
Fourth Quarter	1.43154	1.31291	1.33562
2011
First Quarter	1.39597	1.28229	1.37524
Second Quarter	1.43176	1.36516	1.39710
Third Quarter	1.42605	1.34490	1.40582
Fourth Quarter	1.41407	1.32207	1.32368
2012
First Quarter	1.34409	1.28938	1.33245
Second Quarter (through April 20, 2012)	1.31951	1.29757	1.31181

Canadian dollar January 1, 2007 to April 20, 2012 (expressed as units of CAD per 1 EUR)

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Canadian dollar + Mexican peso + U.S. dollar

MXN (# MXN / 1 EUR)	High	Low	Period End
2007
First Quarter	14.89650	14.12200	14.75590
Second Quarter	14.98220	14.41080	14.63580
Third Quarter	15.60160	14.64320	15.60160
Fourth Quarter	16.38330	15.24140	15.92210
2008
First Quarter	16.96280	15.60020	16.80210
Second Quarter	16.76440	15.92310	16.24300
Third Quarter	16.50520	14.83330	15.41030
Fourth Quarter	19.34350	15.35270	19.11230
2009
First Quarter	19.63200	17.91510	18.78100
Second Quarter	19.13260	17.01330	18.50290
Third Quarter	19.92360	18.24460	19.77890
Fourth Quarter	20.01810	18.34870	18.77580
2010
First Quarter	18.74170	16.59450	16.70510
Second Quarter	16.74510	15.32840	15.83640
Third Quarter	17.17160	16.12420	17.17160
Fourth Quarter	17.48020	16.11650	16.51740
2011
First Quarter	17.08680	15.74490	16.87010
Second Quarter	17.27230	16.44160	16.98640
Third Quarter	18.97680	16.47860	18.60960
Fourth Quarter	19.00520	18.00560	18.06550
2012
First Quarter	18.01670	16.43040	17.08760
Second Quarter (through April 20, 2012)	17.36380	16.79970	17.317400

Mexican peso January 1, 2007 to April 20, 2012 (expressed as units of MXN per 1 EUR)

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Canadian dollar + Mexican peso + U.S. dollar

USD (# USD / 1 EUR)	High	Low	Period End
2007
First Quarter	1.33860	1.28930	1.33540
Second Quarter	1.36520	1.33020	1.35410
Third Quarter	1.42670	1.34260	1.42670
Fourth Quarter	1.48720	1.40480	1.45890
2008
First Quarter	1.58450	1.44540	1.57880
Second Quarter	1.59910	1.53800	1.57550
Third Quarter	1.59380	1.39980	1.40920
Fourth Quarter	1.44200	1.24530	1.39710
2009
First Quarter	1.40450	1.25300	1.32500
Second Quarter	1.43030	1.29210	1.40330
Third Quarter	1.47900	1.38840	1.46400
Fourth Quarter	1.51340	1.42490	1.43210
2010
First Quarter	1.45130	1.32730	1.35100
Second Quarter	1.36530	1.19230	1.22380
Third Quarter	1.36340	1.25270	1.36340
Fourth Quarter	1.42070	1.29830	1.33840
2011
First Quarter	1.42260	1.29070	1.41130
Second Quarter	1.48300	1.40480	1.45020
Third Quarter	1.45390	1.33870	1.33870
Fourth Quarter	1.41890	1.29410	1.29610
2012
First Quarter	1.34580	1.26670	1.33430
Second Quarter (through April 20, 2012)	1.33210	1.30660	1.32150

U.S. dollar January 1, 2007 to April 20, 2012 (expressed as units of USD per 1 EUR)

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Canadian dollar + Mexican peso + U.S. dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

April 2012	Page 20